Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

CEA Industries Inc.

Louisville, Colorado

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 24, 2020, relating to the December 31, 2019 consolidated financial statements of CEA Industries Inc. (formerly known as Surna, Inc. and subsidiary), which is incorporated by reference in the Registration Statement on Form S-1 (No. 333-26164). Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. The December 31, 2019 consolidated financial statements have been adjusted to reflect a reverse stock split and such adjustments were not audited by us.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ ACM LLP

Greeley, Colorado

February 10, 2022